EXHIBIT 99.1

TTM Technologies, Inc. Reports First Quarter 2013 Results

COSTA MESA, Calif., May 2, 2013 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the first quarter of 2013, which ended April 1, 2013.

First Quarter 2013 Highlights

  Net sales were $325.4 million
  GAAP net income attributable to stockholders was $5.2 million, or $0.06 per diluted share
  Non-GAAP net income attributable to stockholders was $10.7 million, or $0.13 per diluted share
  Gross margin was 15.6 percent

First Quarter 2013 Financial Results

Net sales for the first quarter decreased 14.8 percent to $325.4 million from $381.7 million in the fourth quarter.

GAAP operating income for the first quarter was $12.7 million compared to operating income of $20.7 million in the fourth quarter.

GAAP net income attributable to stockholders for the first quarter was $5.2 million, or $0.06 per diluted share, compared to net income attributable to stockholders of $13.7 million, or $0.17 per diluted share, for the fourth quarter.

On a non-GAAP basis, net income attributable to stockholders for the first quarter was $10.7 million, or $0.13 per diluted share. This compares to non-GAAP net income attributable to stockholders of $18.6 million, or $0.23 per diluted share, for the fourth quarter.

EBITDA for the first quarter was $39.1 million, or 12.0 percent of net sales, compared to EBITDA of $49.6 million, or 13.0 percent of net sales, for the fourth quarter.

"Our results for the first quarter for both Asia Pacific and North America were in line with our expectations," said Kent Alder, CEO of TTM. "While we experienced normal seasonality during the quarter, we were pleased to realize a year-over-year increase in revenue due to increased sales in our cellular phone and networking end markets. We were also encouraged to see an improvement in the aerospace and defense end market both sequentially and year-over-year, despite current defense budget challenges."

"We remain confident in our strategy to address our served markets and in our growth prospects for our advanced technology PCBs. Looking towards the second half of the year, we are becoming more positive about the business climate and we believe TTM is well positioned for an improving demand environment," concluded Alder.

Business Outlook

For the second quarter of 2013, TTM estimates revenue will be in the range of $320 million to $340 million, GAAP earnings attributable to stockholders in a range from $0.01 to $0.07 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.08 to $0.14 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the first quarter 2013 results and the second quarter 2013 outlook on Thursday, May 2, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-888-549-7750 or international 1-480-629-9643. The conference call also will be webcast on TTM Technologies' website at www.ttmtech.com.

To Access a Replay of the Webcast

The webcast will be available for replay until May 9, 2013, on TTM Technologies' website at www.ttmtech.com.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairments, restructuring and other charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for the company's products, changing trends in the markets the company serves, market pressures on prices of the company's products, changes in product mix, the company's ability to consummate the DMC and SYE transactions and realize the expected capacity utilization and margin benefits therefrom, contemplated significant capital expenditures and related financing requirements, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, competition in the labor markets in which the company operates, and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

- Tables Follow -

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	First Quarter		Fourth Quarter
	2013	2012	2012

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 325,392	$ 300,499	$ 381,735
Cost of goods sold	274,662	244,021	320,221

Gross profit	50,730	56,478	61,514

Operating expenses:
Selling and marketing	9,190	8,622	9,592
General and administrative	26,558	22,135	28,682
Amortization of definite-lived intangibles	2,328	3,916	2,515
Total operating expenses	38,076	34,673	40,789

Operating income	12,654	21,805	20,725

Interest expense	(6,278)	(6,417)	(6,558)
Other, net	1,001	1,587	2,440

Income before income taxes	7,377	16,975	16,607
Income tax provision	(784)	(4,643)	(4,926)

Net income	6,593	12,332	11,681

Net (income) loss attributable to noncontrolling interest	(1,441)	263	2,061
Net income attributable to stockholders	$ 5,152	$ 12,595	$ 13,742

Earnings per share attributable to stockholders:
Basic	$ 0.06	$ 0.15	$ 0.17
Diluted	$ 0.06	$ 0.15	$ 0.17

Weighted average common shares:
Basic	82,150	81,413	81,932
Diluted	82,842	82,228	82,613

SELECTED BALANCE SHEET DATA

	April 1, 2013	December 31, 2012
Cash and cash equivalents	$ 284,091	$ 285,433
Accounts and notes receivable, net	295,042	301,557
Inventories	150,621	146,012
Total current assets	760,412	765,612
Property, plant and equipment, net	833,621	833,678
Other non-current assets	76,442	77,672
Total assets	$ 1,670,475	$ 1,676,962

Short-term debt, including current portion long-term debt	$ 78,104	$ 30,004
Accounts payable	191,707	221,265
Total current liabilities	399,374	369,880
Debt, net of discount	481,120	527,541
Total long-term liabilities	508,170	554,252
Noncontrolling interest	100,613	98,883
Total stockholders' equity	762,931	752,830
Total liabilities and stockholders' equity	$ 1,670,475	$ 1,676,962

SUPPLEMENTAL DATA
	First Quarter		Fourth Quarter
	2013	2012	2012
Gross margin	15.6%	18.8%	16.1%
EBITDA margin	12.0	15.4	13.0
Operating margin	3.9	7.3	5.4

End Market Breakdown[1]:
	First Quarter		Fourth Quarter
	2013	2012	2012

Aerospace/Defense	16%	17%	13%
Cellular Phone	17	11	21
Computing/Storage/Peripherals	19	24	24
Medical/Industrial/Instrumentation	8	10	7
Networking/Communications	34	32	30
Other	6	6	5

Stock-based Compensation:
	First Quarter		Fourth Quarter
	2013	2012	2012
Amount included in:
Cost of goods sold	$ 303	$ 311	$ 265
Selling and marketing	362	114	124
General and administrative	1,665	1,780	2,432
Total stock-based compensation expense	$ 2,330	$ 2,205	$ 2,821

Operating Segment Data:
	First Quarter		Fourth Quarter
Net sales:	2013	2012	2012
Asia Pacific	$ 202,583	$ 171,758	$ 259,378
North America	123,589	130,024	123,232
Total sales	326,172	301,782	382,610
Inter-segment sales	(780)	(1,283)	(875)
Total net sales	$ 325,392	$ 300,499	$ 381,735

Operating segment income:
Asia Pacific	$ 11,125	$ 12,825	$ 17,644
North America	3,857	12,896	5,596
Total operating segment income	14,982	25,721	23,240
Amortization of definite-lived intangibles	(2,328)	(3,916)	(2,515)
Total operating income	12,654	21,805	20,725
Total other expense	(5,277)	(4,830)	(4,118)
Income before income taxes	$ 7,377	$ 16,975	$ 16,607

RECONCILIATIONS[2]
	First Quarter		Fourth Quarter
	2013	2012	2012
EBITDA reconciliation[3]:
Net income	$ 6,593	$ 12,332	$ 11,681
Add back items:
Income tax provision	784	4,643	4,926
Interest expense	6,278	6,417	6,558
Amortization of definite-lived intangibles	2,328	3,945	2,515
Depreciation expense	23,137	19,064	23,962
EBITDA	$ 39,120	$ 46,401	$ 49,642

Non-GAAP EPS reconciliation[4]:
GAAP net income attributable to stockholders	$ 5,152	$ 12,595	$ 13,742
Add back items:
Amortization of definite-lived intangibles	2,328	3,945	2,515
Stock-based compensation	2,330	2,205	2,821
Non-cash interest expense	2,055	1,955	2,016
Income tax effects	(1,208)	(1,945)	(2,447)
Non-GAAP net income attributable to stockholders	$ 10,657	$ 18,755	$ 18,647

Non-GAAP earnings per diluted share attributable to stockholders	$ 0.13	$ 0.23	$ 0.23

[1] Certain reclassifications of prior year end market percentages have been made to conform to the current year presentation. Beginning in the first quarter of 2013, we reclassified substrate PCBs, which were included in the Other end market, into the end markets that the substrate PCBs are sold into - predominantly Cellular Phone.
[2] This information provides a reconciliation of EBITDA, non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders to the financial information in our consolidated statements of operations.
[3] EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. We present EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our EBITDA because we believe that investors and securities analysts will find EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.
[4] This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures --- which add back amortization of intangibles, stock-based compensation expense and non-cash interest expense on debt (before consideration of capitalized interest) as well as the associated tax impact of these charges --- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

CONTACT: Todd Schull, CFO
         714-327-3000